                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS



PROPERTY APPRAISED                          Carriage Hill East Apartments
                                            6080 Carriage Hill Drive
                                            East Lansing, Ingham County, Michigan

PURPOSE OF THE APPRAISAL                    The purpose of this limited appraisal is to estimate
                                            the market value of the fee simple interest in the
                                            subject, Carriage Hill Apartments, as of July 14,
                                            1997.

INTENDED USE OF THE APPRAISAL               The intended use of this restricted appraisal report is
                                            for the purpose of assisting the client in obtaining
                                            financing.

PROPERTY RIGHTS APPRAISED                   Fee simple interest

HIGHEST AND BEST USE
--As Improved                               As currently developed with a garden and
                                            townhouse style apartment complex.

--As If Vacant                              Multi-family development (rental or ownership
                                            housing), subject to economic feasibility.

DATE OF INSPECTION                          The subject was inspected by Daniel Foley on July
                                            14, 1997.

DATE OF VALUE                               July 14, 1997

INDICATED MARKET
VALUE AS OF JULY 14, 1997                   $6,740,000

INDICATED EXPOSURE TIME                     Up to 12 months preceding the date of value.

INDICATED MARKETING TIME                    Up to 12 months commencing from the date of
                                            value.


                         [JOSEPH J. BLAKE LETTERHEAD]